Exhibit 1.3
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                            BILLION LUCK COMPANY LTD.
                                   ("Company")
          Unanimous Written Resolution of the Directors of the Company
                      Dated the 24th day of September 2004

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DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES B PREFERRED SHARES
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IT WAS NOTED that the Company proposed to merge with China Resources
Development, Inc. ("China Resources"), a Nevada Corporation, with the Company being the Surviving Corporation after the merger (the "Merger"). The Merger will be effected by an exchange of shares of China Resources into shares of the Company. The aggregate number of shares of common stock which China Resources has authority to issue is 200,000,000 of which 1,247,823 outstanding and 10,000,000 shares of preferred stock of which 320,000 are outstanding and designated as series B preferred stock.

IT WAS RESOLVED that, in order to facilitate the shares exchange, 320,000 shares of the Company's authorized class of preferred shares is hereby established as Series B Preferred Shares, without par value (the "Series B Preferred Shares"). The preferences and relative, participating, optional, or other special rights of, and the qualifications, limitations and restrictions imposed upon the Series B Preferred Shares shall be as follows:

         The Series B Preferred Shares shall entitle the holder thereof to voting rights to the same extent and in the same manner as Common Shares, such Series B Preferred Shares being aggregated with any outstanding Common Shares at the record date of any vote for voting purposes of the Company. The Series B Preferred Shares have no preemptive or other subscription rights and are not subject to any future calls or assessments. There is no redemption or sinking fund provisions applicable to Series B Preferred Shares, and holders of Series B Preferred Shares have no rights whatsoever to dividends or to distributions upon liquidation or dissolution of the Company.

         None of the Series B Preferred Shares shall entitle the holders of any demand registration rights and the Company shall not take any action to facilitate the registration of such shares; provided, however, notwithstanding the forgoing, the Company may, at its option and in its sole discretion, include the Series B Preferred Shares in a registration statement filed by the Company.

         The Company may, at its option and in its sole discretion, issue any other class or series of preferred shares with rights and preferences superior to or in parity with the rights and preferences attributable to the Series B Preferred Shares.

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Tam Cheuk Ho                                       Wong Wah On

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Ching Lung Po